Exhibit 10.1
ADDENDUM
THIS IS AN ADDENDUM TO THE LEASE AGREEMENT DATED AUGUST 15, 2005 WHEREIN IS REFERRED TO AS “LESSOR” AND IS REFERRED AS “LESSEE” FOR THE PROPERTY COMMONLY KNOWN AS 235 TENNANT AVENUE, #5, MORGAN HILL CALIFORNIA
The provisions of this Addendum shall amend and supersede the Provisions if the Lease Agreement where inconsistent. In all other aspects the Terms and Conditions contained in the Lease Agreement shall remain in full force and effect.
1.	RENT SCHEDULE

Months 01-06	$4640.00
Months 07-24	$5480.00
2.	TERM OF LEASE

Two years from August 15, 2007 with one additional 2 year optional term.

READ AND APPROVED

Lessee: Save The World Air, Inc.	Lessor: Tom Jackson

By:	/s/ Charles R. Blum	By:	/s/ Tom Jackson

Date:	8-14-07	Date:	8-10-07